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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Suiza Foods Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    865077101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check here if a fee is being paid with this statement: . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                 PAGE 1 OF 4 PAGES


---------------------------------------                                         --------------------------------------
CUSIP No.   865077101                                    13G                    Page  2  of  4  Pages
---------------------------------------                                         --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660

--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 2,271,742:  1,723,267 directly and 548,475 through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.


                   -------- ------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-


                   -------- ------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  2,271,742:  1,723,267 directly and 548,475 through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.



                   -------- ------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,271,742: 1,723,267 directly and 548,475 through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.



--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.3%:  5.5% directly and 1.8% through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.



--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, IA

--------- ------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 2 OF 4 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
(See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      Suiza Foods Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      3811 Turtle Creek Blvd.
                      Suite 1300
                      Dallas, TX   75219

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO").

         Item 2(b)    Address of the Principal Offices:
                      The principal business office of JHMLICO is located at John Hancock Place, P.O. Box 111, Boston, MA 02117.

         Item 2(c)    Citizenship:
                      JHMLICO is organized and exists under the laws of the Commonwealth of Massachusetts.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      865077101

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:      (c) (X) Insurance Company as defined in ss.3
                                            (a)(19) of the Act.

                                    (e) (X) Investment  Adviser  registered
                                            under   ss.203  of  the   Investment
                                            Advisers Act of 1940.

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHMLICO has direct beneficial ownership of 1,723,267 shares of Common Stock and indirect beneficial ownership of 548,475 shares of Common Stock beneficially owned by its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA"), an investment adviser registered under ss. 203 of the Investment Advisers Act of 1940. The JHA shares are held in various registered investment companies.

                      (b)    Percent of Class: 7.3%
                             JHMLICO:          5.5%
                             JHA:              1.8%

                                PAGE 3 OF 4 PAGES

                      (c) (i) sole power to vote or to direct the vote:
                              JHMLICO  has sole power to vote or to direct
                              the  vote  of  the   1,723,267   shares   as
                              discussed in Item 4(a) above. JHA has sole power to vote or to direct the vote of the 548,475 shares as discussed in Item 4(a) above.

                          (ii)   shared power to vote or to direct the vote: -0-

                          (iii)  sole  power  to  dispose  or to  direct  the
                                   disposition:

                                    JHMLICO  has  sole  power to  dispose  or to
                                    direct  the  disposition  of  the  1,723,267
                                    shares as discussed in Item 4(a) above. JHA has sole power to vote or to direct the vote of its 548,475 shares.

                          (iv)   shared power to dispose or to direct the
                                 disposition of:     -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                       Person:   Not applicable.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Item 4(a) above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                                     SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/Roger G. Nastou
                                             -----------------------------------
                                    Name:    Roger G. Nastou
Dated: February 9, 1998             Title:   Vice President





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